UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2007

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33146 (Commission File Number)	20-4536774 (IRS Employer Identification No.)

601 Jefferson Street Suite 3400 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 753-3011

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.
On April 5, 2007, KBR, Inc. (“KBR”) announced the completion of its separation from Halliburton Company (“Halliburton”). The separation was completed on April 5, 2007 pursuant to an exchange offer (the “Exchange Offer”) commenced by Halliburton on March 2, 2007 under which Halliburton exchanged the 135,627,000 shares of KBR common stock owned by Halliburton, representing approximately 81% of KBR’s outstanding common stock, for 85,273,184 shares of Halliburton common stock tendered by Halliburton stockholders and accepted by Halliburton. The terms of the Exchange Offer are described in KBR’s registration statement on Form S-4, as amended (File No. 333-141027), including the related final Prospectus — Offer to Exchange filed by KBR with the SEC on March 27, 2007 pursuant to Rule 424(b)(3) under the Securities Act of 1933.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Directors.
Pursuant to the Master Separation Agreement between Halliburton and KBR, dated as of November 20, 2006, Albert O. Cornelison, Jr., C. Christopher Gaut, Andrew R. Lane and Mark A. McCollum each resigned from his position as a director of KBR effective immediately upon the separation of KBR from Halliburton on April 5, 2007 as described above in Item 5.01 of this current report on Form 8-K. Messrs. Cornelison, Gaut, Lane and McCollum are executive officers of Halliburton.
(d) Election of Directors.
KBR announced the election of Loren K. Carroll and John R. Huff to its Board of Directors effective April 5, 2007. Mr. Carroll will serve as a Class III director, with a term expiring at KBR’s 2009 annual meeting of stockholders. Mr. Huff will serve as a Class II director, with a term expiring at KBR’s 2008 annual meeting of stockholders. Both directors are independent under the rules of the New York Stock Exchange.
Immediately following the separation of KBR from Halliburton, KBR’s Board of Directors will consist of William P. Utt, Loren K. Carroll, Jeffrey E. Curtiss, John R. Huff and Richard Slater. KBR expects to elect two additional directors to fill the two vacancies remaining on the Board as qualified candidates are identified.
Mr. Carroll is currently an independent consultant and an advisor to Smith International, Inc. From March 1994 until April 2006, he served as President and Chief Executive Officer of M-I SWACO and Executive Vice-President of Smith International, Inc., a worldwide supplier of drilling fluids and related equipment and services to the oil and gas industry. Mr. Carroll has been appointed to serve on the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. There are not any related party transactions between KBR and Mr. Carroll that are subject to disclosure under Item 404(a) of Regulation S-K.
Mr. Huff is currently Chief Executive Officer of Oceaneering International, Inc. Mr. Huff joined Oceaneering International, Inc. in 1986. He has served as Chairman of the Board of Directors at Oceaneering International, Inc. since August 1990. Mr. Huff is also currently a director of Rowan Companies, BJ Services Company and Suncor Energy, Inc. Mr. Huff has been appointed to serve on the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors, and will also serve as the Chairman of the Compensation Committee. There are not any related party transactions between KBR and Mr. Huff that are subject to disclosure under Item 404(a) of Regulation S-K.
Like KBR’s other non-employee directors, Messrs. Carroll and Huff will each receive an annual retainer fee of $45,000. Mr. Huff will receive an additional $5,000 retainer fee for his service as the chairman of the Compensation Committee. Messrs. Carroll and Huff will each receive a fee of $1,500 for each board or board committee meeting attended in person and $500 for each board or board committee meeting attended by telephone, plus incurred out-of-pocket expenses associated with attendance at meetings.
In addition, Messrs. Carroll and Huff will each receive an annual grant of restricted stock or restricted stock units under the KBR, Inc. 2006 Stock and Incentive Plan with a market value of $75,000 based on the value of KBR’s common stock on the date of grant. The grants become free of restrictions and are non-forfeitable upon the earliest to occur of the participating Director’s (a) death or disability while serving on the Board, (b) failure to be re-elected after being duly nominated, (c) retirement from the Board pursuant to then existing KBR policy for mandatory retirement, (d) early retirement after four years of service, or (e) following a corporate change, removal from the Board or failure to be duly nominated for re-election. Restricted shares and restricted stock units remain subject to restrictions for at least six months from the date of an award. Removal from the Board or failure to be re-nominated will result in forfeiture of the award. A summary of the KBR, Inc. 2006 Stock and Incentive Plan is included in KBR’s prospectus dated November 15, 2006 as filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 in connection with KBR’s Registration Statement on Form S-1, as amended (Registration No. 333-133302).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.
Date: April 5, 2007	By:	/s/ Andrew D. Farley
		Name:	Andrew D. Farley
		Title:	Senior Vice President